Exhibit 10.2

AMENDMENT NO. 2019-1

TO THE
P.H. GLATFELTER SUPPLEMENTAL MANAGEMENT PENSION PLAN

WHEREAS, P.H. Glatfelter Company (the “Company”) maintains the P.H. Glatfelter Company Supplemental Management Pension Plan (the “SMPP”), which provides selected senior management employees of the Company with an early retirement supplement to benefits provided under the P.H. Glatfelter Company Retirement Plan (the “Retirement Plan”);

WHEREAS, benefit accruals under the Retirement Plan will be frozen, effective as of May 31, 2019, and the Retirement Plan will be terminated, effective as of June 30, 2019 (the “Termination”);

WHEREAS, the Retirement Plan Termination process will include an offer of lump sum distributions to participants who are not in pay status and, after such lump sum distributions have been made, a transfer of Retirement Plan assets to one or more insurance companies for the purpose of providing annuities to Retirement Plan participants, beneficiaries, and alternate payees;

WHEREAS, the Company desires to amend the SMPP to reflect the Termination of the Retirement Plan, and to clarify compliance with applicable law and regulatory requirements.

NOW, THEREFORE, pursuant to the authority of the Compensation Committee of the Board of Directors of the Company, the SMPP is amended as follows, effective as of May 31, 2019:

1.	Section 2(a) is amended to add a sentence to the end thereof to read as follows:

“Effective as of May 31, 2019, participation in the Plan shall be frozen, and no employee shall thereafter become a Participant or Early Retirement Participant in the Plan.”

2.	Section 2(b) is hereby amended to read in its entirety as follows:

“(b)The Company will pay a monthly Early Retirement Supplement to an Early Retirement Participant who retires from employment with the Company and all affiliates on or after age 55 but prior to his normal retirement date under the Retirement Plan (“Normal Retirement Date”), and who elects, under rules as may be prescribed by the Committee, to defer commencement of his monthly pension benefit under the Retirement Plan (which benefit may be payable from an insurance company after Termination of the Retirement Plan) to the earlier of the first day of the thirty-sixth month following his retirement or his Normal Retirement Date (the “Deferred Commencement Date”).  All references to benefits payable “under the Retirement Plan” shall include benefits payable from an insurance company after Termination of the Retirement Plan.”

3.	Section 8 is hereby amended to read in its entirety as follows:

“8.Section 409A Compliance.  Notwithstanding any provision of this Plan to the contrary, any payment that is due upon retirement or termination of a Participant’s employment shall only be paid as provided to the Participant upon a “separation from service” as defined in Section 409A of the Code, and any payment that is due upon death of a Participant shall be paid or commence to be paid no later than December 31 of the first calendar year following the calendar year in which the Participant’s death occurs, in accordance with Proposed Treasury Regulation Section 1.409A-3(d)(2).  In no event shall a Participant, directly or indirectly, designate the calendar year of a payment, except in accordance with Section 409A of the Code.  The Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of this Plan shall be construed as necessary to conform to the requirements of Section 409A of the Code.”

4.	A new Section 11 is hereby added to the end of the SMPP to read as follows:

“11.Permitted Disclosure.  Nothing in this Plan or any agreement between a Participant and the Company restricts or prohibits a Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  This Plan does not limit a Participant’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  A Participant does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and a Participant does not need to notify the Company that the Participant has engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.”

5.	In all respects not amended, the SMPP is hereby ratified and confirmed.

This Amendment No. 2019-1 to the SMPP is hereby executed as of the effective date described above.

P.H. GLATFELTER COMPANY

By:	/s/ Eileen L. Beck
Eileen L. Beck

Date:	5/31/2019

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